PROCEPT, INC.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

                                   March 1997

From time to time, Procept through its management may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially form those projected in forward-looking statements of the Company made by or on behalf of the Company.

Early Stage of Product Development; Uncertainty of Successful Commercialization

Since its inception the Company has generated no revenue from product sales. The Company's research and development programs are at an early stage. The Company's goal is to develop novel, highly specific, orally deliverable, small molecule drugs as treatments for certain major disorders of the immune system. Although the Company has identified compounds which it believes will have therapeutic value, there can be no assurance that additional products will be discovered or developed in the future. The products currently under development by the Company will require significant additional research and development efforts, including extensive clinical testing and regulatory approval, prior to commercial use. Only one of the Company's product candidates has advanced to the clinical trial phase. The Company's potential products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that the Company's therapeutic approach will not be successful; that any or all of the Company's potential products will be found to be unsafe, ineffective or toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the potential products, if safe and effective, will be difficult to develop into commercially viable products or to manufacture on a large scale or will be uneconomical to market; that


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proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or equivalent products.

Historical and Continuing Operating Losses; Uncertainty of Future Profitability

The Company is dependent upon research and development collaborations, external financings and interest income to provide working capital to pursue its intended business activities. There can be no assurance, however, that additional funding will be available from any of these sources or, if available, will be available on acceptable or affordable terms. The Company has not been profitable since inception and has incurred an accumulated deficit of $48,703,200 through December 31, 1996. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop drug candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to continued research and development efforts, preclinical and clinical testing and development of marketing, sales and production capabilities. In the next few years, the Company's revenues may be limited to amounts received under research or product development relationships that the Company has or may establish. There can be no assurance, however, that the Company will be able to establish any additional relationships on terms acceptable to the Company. The Company's future profitability is dependent on its ability to identify commercially viable products, to enter into agreements for product development and commercialization with corporate sponsors, to develop and obtain patent protection and regulatory approvals for its products and to develop the capability to manufacture and sell its products. There can be no assurance that the Company will successfully identify, develop, commercialize, patent, manufacture and market its products, obtain required regulatory approvals or ever achieve profitability.

Additional Financing Requirements; Uncertainty of Available Funding

The Company will require substantial additional funds for its research and product development programs, for operating expenses, for pursuing regulatory clearances, for building production, sales and marketing capabilities and for prosecuting and defending its intellectual property rights. The Company believes that its current cash funds and revenue from interest income and its sponsored research should be sufficient to fund its operating expenses and capital requirements as currently planned into the third quarter of 1997. The Company's actual cash requirements may vary materially from those now planned because of results of research and development, clinical trials, product testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the process of obtaining United States Food and Drug Administration ("FDA") or other regulatory approvals and other factors. Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private financing or collaborative or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require the Company to issue additional equity or to relinquish rights to certain technologies or product candidates that the Company would not otherwise issue or relinquish in order to continue independent operations.


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Uncertainty Regarding Success of Clinical Trial

In January 1997, the Company initiated a Phase I clinical trial in Belgium and London of a topical microbicide containing the Company's lead AIDS compound, PRO 2000, to test safety. There can be no assurance that the Company will not encounter side effects or other problems that will cause it to delay or suspend these trials. In addition, there can be no assurance that the trials, if completed, will demonstrate that the PRO 2000 topical microbicide is safe and effective.

Competition and Technological Change

Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Biotechnology and pharmaceutical companies are subject to rapid and significant technological change. Competition may increase as a result of potential advances in the commercial application of biotechnology and greater availability of capital for investment in these fields. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, some of the Company's competitors have greater experience than the Company in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. There can be no assurance that the Company's products under development will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

Uncertainty of Patents and Proprietary Rights

The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of third parties. Because of the length of time and expense associated with bringing new drugs through development and regulatory approval to the marketplace, the health care industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any patents will issue from any of the patent applications owned by, or licensed to, the Company. Further, there can be no assurance that any rights the Company may have under issued patents will provide the Company with significant protection against competitive products or otherwise be commercially valuable. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There can be no assurance that any existing or future patents issued to, or licensed by, the Company will not subsequently be challenged, infringed upon, invalidated or circumvented by others. If the Company's product candidates are found to infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, the Company's

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development, manufacture and sale of such product candidates could be severely restricted or prohibited. In such event, the Company may be required to obtain licenses from third parties or otherwise obtain licenses to utilize patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, or at all.

Impact of Government Regulation; Product Clearance and Approval

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and can vary substantially based upon the type, complexity and novelty of the product. The Company cannot yet accurately predict when it might first submit New Drug Applications for products for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products.

The effect of government regulation may be to delay marketing of the Company's products for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. There can be no assurance that FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals would adversely affect the Company's ability to generate revenue. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its manufacturing facilities would be subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market and criminal prosecutions. Other violations of FDA requirements can result in similar penalties.

Reimbursement Uncertainty

Sales of the Company's product candidates will depend in part on the availability of reimbursement from third-party health care payors, such as government and private insurance plans. No assurance can be given that such reimbursement will be available or will permit price levels sufficient to realize an appropriate return on the Company's investment in product development.

Dependence on Qualified Personnel

Since its inception, Dr. Ellis Reinherz has played a significant role in the Company's research efforts. Dr. Reinherz acts as a scientific advisor to the Company and is expected to remain in such capacity. Dr. Reinherz is a physician at the Dana-Farber Cancer Institute ("Dana-Farber") and is a

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member of the faculty of the Harvard Medical School. The regulations and policies of the Harvard University Faculty of Medicine (the "Faculty of Medicine") contain guidelines on conflicts of interest (the "Harvard Guidelines") that govern the relationship between a faculty member and a commercial enterprise with which he has a consulting arrangement or an ownership interest. Pursuant to the Harvard Guidelines, the Faculty of Medicine has determined to allow Dr. Reinherz to continue to conduct research in his Dana-Farber laboratory supported by the Company, conditional on the continuation of a research monitoring plan. If Dr. Reinherz were prohibited from continuing or for any other reason discontinued his relationship with the Company, the Company would be adversely affected.

The Company is highly dependent upon the efforts of its senior management and scientific team, including its consultants. The loss of the services of one or more of these individuals might impede the achievement of the Company's development objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs.

Dependence on Other Collaborators

The Company has research collaborations in effect with several academic and governmental institutions. Although the Company believes parties to collaborative arrangements have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources which they devote to these activities will not be within the control of the Company. There can be no assurance that such parties will perform their obligations as expected or that any revenue will be derived from such arrangements.

Uncertainty Regarding Future Collaborations

The Company's product development programs focusing on T-cell receptors ("TCRs") and CD2 & CD4 were previously funded under sponsored research agreements with E.R. Squibb & Sons, Inc. ("Bristol-Myers Squibb") and Sandoz Pharma Ltd. ("Sandoz"), respectively. Funding from Bristol-Myers Squibb for the TCR program ceased upon the scheduled completion of the agreement in February 1995. Funding from Sandoz for the CD2 program ceased as of September 1, 1995 in connection with the amendment to the research agreement with Sandoz; funding from Sandoz for the CD4 program ceased as of September 30, 1996.


The Company is currently seeking a new corporate partner to assist in the development of each of the PRO 2000 Gel, CD2, and CD4 research programs. Although the Company currently plans to continue to fund each of these programs, there can be no assurance that the Company will be able to continue such programs without a partner or that the Company will be successful in establishing such collaborations and, if established, that such collaborations would lead to the development of commercially viable products.


Limited Manufacturing, Marketing and Sales Capability and Experience

The Company has not yet invested in the development of manufacturing, marketing or sales capabilities. Although the Company has a sufficient supply of PRO 2000 to complete the Phase I trial,

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the Company lacks the facilities and personnel to manufacture products in accordance with current Good Manufacturing Practices as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, Procept's ability to conduct human clinical testing with PRO 2000 and preclinical testing with the Company's other product candidates, if any, will be adversely affected, resulting in delays in the submission of products for regulatory approvals and in the initiation of new development programs, which in turn could materially impair the Company's competitive position and the possibility of achieving profitability. The Company also will need to hire additional personnel skilled in marketing and sales as it develops products with commercial potential. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these capabilities.

Product Liability and Availability of Insurance

The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's products in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's products, if any, that receive regulatory approval for commercial sale. The Company currently has limited product liability coverage for the clinical research use of its products, which management believes is customary for a Company with products at this stage of clinical development. The Company does not have product liability insurance for the commercial sale of its products but intends to obtain such coverage if and when its products are commercialized. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not adversely affect the business or financial condition of the Company.

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